Exhibit 10.06

Summary of the master agreement entered into in Madrid on April 14, 2010

PARTIES TO THE AGREEMENT:

•	Mediaset, S.p.A., with registered address at via Paleocapa, 3, Milano, and holding tax identification number 090323101154 (“Mediaset”),

•	Gestevision Telecinco, S.A., with registered address at carretera de Fuencarral- Alcobendas, 4, 28049 Madrid, and holding tax identification number A-79075438 (“Telecinco”),

•	Promotora de Informaciones, S.A., with registered address at Calle Gran Vía, 32, and holding tax identification number A-28297059 (“Prisa”), and

•	Sogecable, S.A.U., with registered address at Avenida de los Artesanos, 6, Tres Cantos, Madrid, and holding tax identification number A-79114815 (“Sogecable”)

TERM SHEET:

In Madrid, on December 18th, Mediaset, Telecinco, Prisa and Sogecable signed a term sheet which stated the basis, fundamental principles, guidelines and rules governing the integration of Telecinco and Sogecuatro, the acquisition of the 22% Digital + share capital by Telecinco and the celebration of a wide range of commercial agreements.

PURPOSE:

Establish the procedure, calendar and remaining terms upon which the parties will execute and complete the integration between Telecinco and Sogecuatro, the acquisition of the 22% Digital + share capital by Telecinco and the celebration/suscription of a wide range of commercial agreements.

CONDITIONS FOR THE CLOSING:

The integration of Telecinco and Sogecuatro, the acquisition of the 22% of Digital + share capital by Telecinco and the celebration/suscription of a wide range of commercial agreements are subject to the completion of, among others, the following conditions precedent:

•	The registration in the Commercial Register of the monetary capital increase for the amount of five hundred millions euros (500,000,000 Euros) (including the premium) and the commitment of Mediaset to exercise all its subscription rights attached to its current participation in Telecinco corresponding to the afore-mentioned monetary capital increase;

•	The completion of the segregation transaction related to the activity integrated by the rights and assets regarding to the business of television through ground waves so that that branch of business activity, together with all its assets and rights, will be transferred to Telecinco;

•	The completion of the acquisition by Telefónica, S.A., of a 22% stake in Digital + share capital;

•	The approval by antitrust authorities, regulatory and Stock Exchange authorities for the integration of Telecinco and Sogecuatro, the acquisition of the 22% Digital + share capital by Telecinco and the celebration of a wide range of commercial agreements;

•	The approval and registration by the CNMV of the prospectus about the quote of new shares that Telecinco will issue through means of the monetary capital increase;

•	That Prisa and Sogecable obtain from their financial creditors the necessary waivers to execute the operation.

COLLABORATION:

The parties to the transaction shall cooperate in good faith to fulfill all Conditions Precedent as soon as possible and ensure that all authorizations, agreements and documents are timely fulfilled by the obliged party for the closing date.

INFORMATION:

The parties will keep each other informed at any time and share all the relevant information regarding to the master agreement.

Moreover, the parties commit themselves to notify each other (i) all the relevant communications with third parties to the agreement, (ii) the compliance of the afore-mentioned conditions precedent and (iii) the reception of decisions to give way to the completion of the conditions.

INTEGRATION:

On the closing date, Telecinco and Prisa will proceed with the integration of Sogecuatro in Telecinco, by means of exchange the 100% of Sogecuatro share capital on a debt free basis for newly issued Telecinco’s shares, correctly issued, validly subscribed and entirely paid out, resulting from the above referred monetary capital increase.

SALE AND PURCHASE AGREEMENT OF DIGITAL +:

On the closing date, Telecinco will acquire from Prisa a 22% stake in the share capital of Digital +, on a debt free basis and the amendment of the First Shareholders’ Agreement of Digital + will come into effect.

COMMERCIAL AGREEMENTS:

The parties will negotiate in good faith the following agreements and endorse them before April 30th, 2010, with the exception of the agreement related to an option for the carriage of DTT 24h news channel which will be subscribed before May 15th, 2010:

•	Option agreement for the carriage of two pay DTT channels;

•	Exclusive agency agreement for the sale of advertising space in Digital +.

CONSERVATION OF THE BUSINESS UNTIL THE CLOSING DATE:

Until the closing date, the business of Sogecuatro and its affiliates will be driven and governed by, among others, the following principles:

•	To operate exclusively in the course of business in a prudent and diligent manner and according the going concern principle;

•	To maintain a similar administrative organisation and the reputation of the company;

•	To maintain its employees and salaries for new hires;

•	Not to alter or modify its articles of association;

•	Not to split up, merge, give up or reorganise the assets of the company in any way.

COMPLETATION OF THE OPERATION, CLOSING AND SUBSEQUENT ACTS:

•	The closing will take place on or before December 22nd, 2010. The date at which it actually takes place on will be named as the closing date.

•	If the closing date will not take place of the afore-mentioned date and no extension is granted, the contract will became null and void.

•	The parties into the agreement must immediately notify the other party whether a condition is fulfilled or waived no later then five (5) days after it takes place so that on the following five (5) business days an extraordinary general meeting of Telecinco can take place and therefore execute the integration of Telecinco and Sogecuatro.

•	At the closing, the parties into the agreement will sign all the necessary documents for the integration of Telecinco and Sogecuatro, the acquisition of the 22% Digital + share capital by Telecinco and the celebration of a wide range of commercial agreements.

DAMAGES:

The party “in malis” will be responsible for indemnifying the other party for all damages that might be caused and provide all the necessary remedies.

DISPUTE RESOLUTION:

•	Ant dispute that might arise between the parties in connection with the validity, performance, construction, execution or resolution of the agreements referred above shall be submitted to arbitration in accordance with the Regulations of Mediation and Arbitration International Court (CIMA).

•	The arbitration shall be decided by three (3) arbitrators, to be designated one by each of the parties and the third one (the chairman) by the arbitrators previously designated by the parties. The arbitration process shall be held in Madrid and shall be conducted either in Spanish or English.

•	Only if it is necessary and as a subsidiary measure, the parties agree to commit themselves to the exclusive jurisdiction of the Courts in Madrid.

APPLICABLE LAW:

The agreement will be governed and construed in accordance with Spanish Law.

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